Artisan Partners Asset Management Inc. Reports 4Q21 and Year Ended December 31, 2021 Results and Quarterly and Special Annual Dividend
Milwaukee, WI – February 1, 2022 – Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the quarter and year ended December 31, 2021, and declared a quarterly and special annual dividend.
Chief Executive Officer, Eric Colson, said, “At Artisan Partners, our purpose is to generate and compound wealth for our clients—over the long-term. With purpose, we have been investing our time and resources to expand our platform for a broad array of investment talent and asset classes. We envision—and we are building—an investment firm with broad capabilities for a world in which high value-added active management increasingly converges across historically segmented asset types, securities and styles. We believe we are at an inflection point on this journey.
“We have proven that we can attract outstanding talent and generate exceptional investment results in fixed income and alternative asset classes. We have the operational capability, experience and bandwidth to accelerate our growth in areas such as differentiated credit, private investing and China—areas that align well with our high value-added approach and long-term demand.
“Concurrently, industry disruption is increasing the supply of high-quality investment talent. Consolidation creates more and better opportunities for us to partner with seasoned investment professionals who are poorly aligned and under-appreciated inside distribution-oriented asset managers packaging products to deliver at scale. We also offer an attractive alternative to highly structured, rigid talent platforms—in comparison to which we offer more autonomy, degrees of freedom and, most importantly, time.
“These themes are coming together today with our newest, emerging markets debt team. Mike Cirami, Sarah Orvin and Mike O’Brien joined us in September of last year. They have worked together for most of their careers building a differentiated research and investment process and an outstanding reputation in the marketplace. Consolidation disrupted what they were doing and created an opportunity for us. We are working with them to build out their team and resources and are excited to launch three emerging market debt strategies in the near future.
“Between those three strategies, the Credit team’s High Income, Credit Opportunities and (recently launched) Floating Rate strategies, and the soon-to-be-launched Artisan Value Income strategy, by the middle of 2022 we will have seven investment strategies designed for allocators and investors looking for differentiated access to yield, income and alpha. We continue to develop our fixed income platform—investing in systems, data and other resources that will help us support more fixed income talent and strategies.
“In addition to the upcoming launches, in 2022, several of our alternative-oriented strategies will cross important milestones. The Antero Peak strategy, which has generated an average annual return of 26.83% and average annual alpha of 871 basis points since inception and after fees, will pass the five-year mark in May. The Credit Opportunities strategy, which has generated an average annual return of 10.78% since inception and after fees, will cross the five-year mark in July. And the China Post-Venture strategy, our first strategy with a dedicated private investing component, will cross the one-year mark in April, with outperformance of 363 basis points since inception and after fees.
“We plan to build on this success and accelerate the expansion of our talent and strategies in these areas—while remaining true to our thoughtful and disciplined approach. We are further investing in our operational infrastructure and distribution model in order to better match our expanded capabilities with the right allocators and investors. We are aligning the right talent, opportunity sets, resources, long-term demand and economics.
“Record annual revenues ($1.23 billion) and adjusted earnings per share ($5.03) further ratify our long-term approach focused on investment excellence and expanding degrees of freedom. The dividends declared with respect to 2021 represent a trailing twelve-month dividend yield of approximately 10%, based on our share price at the end of 2021.
“We see opportunity all around us. We are investing more resources back into our business—at an opportune time for who we are as a firm. The outcomes will take time and will be lumpy. We will manage them within our proven business model, and we expect they will be attractive for all stakeholders—clients, associates and shareholders.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$174.8	$173.6	$157.8	$174.8	$157.8
Average	175.9	177.6	145.0	171.8	124.9

Consolidated Financial Results (GAAP)
Revenues	$315.0	$316.6	$261.1	$1,227.2	$899.6
Operating income	137.8	143.1	113.5	540.5	358.3
Operating margin	43.7%	45.2%	43.5%	44.0%	39.8%
Net income attributable to Artisan Partners Asset Management Inc.	$84.6	$86.4	$73.1	$336.5	$212.6
Basic earnings per share	1.25	1.30	1.15	5.10	3.40
Diluted earnings per share	1.25	1.30	1.15	5.09	3.40

Adjusted[1] Financial Results
Adjusted operating income	$137.8	$143.2	$113.5	$540.8	$358.3
Adjusted operating margin	43.8%	45.2%	43.5%	44.1%	39.8%
Adjusted EBITDA[2]	$140.6	$145.0	$116.1	$548.9	$366.3
Adjusted net income	102.4	105.8	83.7	399.9	262.7
Adjusted net income per adjusted share	1.29	1.33	1.06	5.03	3.33

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

December 2021 Quarter Compared to September 2021 Quarter
AUM increased to $174.8 billion at December 31, 2021, an increase of 0.7%, compared to $173.6 billion at September 30, 2021, primarily due to investment returns of $4.1 billion, partially offset by net client cash outflows of $0.8 billion and $2.2 billion of Artisan Funds’ distributions not reinvested. For the quarter, average AUM decreased 0.9% to $175.9 billion from $177.6 billion in the September 2021 quarter.
Revenues of $315.0 million in the December 2021 quarter decreased $1.6 million, or 1%, from $316.6 million in the September 2021 quarter, primarily due to lower average AUM partially offset by a $1.7 million increase in performance fee revenue.
Operating expenses of $177.2 million in the December 2021 quarter increased $3.7 million, or 2%, from $173.5 million in the September 2021 quarter, primarily as a result of higher incentive compensation expense, increases in state and local taxes, and higher travel expense.
GAAP operating margin was 43.7% in the December 2021 quarter compared to 45.2% in the September 2021 quarter. Adjusted operating margin was 43.8% in the December 2021 quarter compared to 45.2% in the September 2021 quarter.
Within non-operating income, investment gains are comprised of net investment gain (loss) of consolidated investment products and certain other net investment gain (loss). Investment gains were $1.5 million in the December 2021 quarter, compared to gains of $0.6 million in the September 2021 quarter. Artisan's portion of investment gains, which is reduced by income attributable to third party shareholders of consolidated investment products, was a gain of $0.4 million in the December 2021 quarter, compared to a loss of $1.6 million in the September 2021 quarter.
GAAP net income was $84.6 million, or $1.25 per basic and diluted share, in the December 2021 quarter, compared to GAAP net income of $86.4 million, or $1.30 per basic and diluted share, in the September 2021 quarter. Adjusted net income was $102.4 million, or $1.29 per adjusted share, in the December 2021 quarter, compared to adjusted net income of $105.8 million, or $1.33 per adjusted share, in the September 2021 quarter.
December 2021 Quarter Compared to December 2020 Quarter
AUM at December 31, 2021 was $174.8 billion, up from $157.8 billion at December 31, 2020. The change in AUM over the one-year period was due to $17.6 billion of investment returns and $1.7 billion of net client cash inflows, partially offset by $2.3 billion of Artisan Funds’ distributions not reinvested. Average AUM for the December 2021 quarter was $175.9 billion, an increase of 21% from average AUM of $145.0 billion for the December 2020 quarter.
Revenues of $315.0 million in the December 2021 quarter increased $53.9 million, or 21%, from $261.1 million in the December 2020 quarter, primarily due to higher average AUM.
Operating expenses of $177.2 million in the December 2021 quarter increased $29.6 million, or 20%, from $147.6 million in the December 2020 quarter, primarily as a result of higher incentive compensation related to increased revenues, increases in compensation and benefits as a result of increased headcount, higher long-term incentive compensation costs as a result of the grant in January 2021, and higher travel expense.
GAAP operating margin was 43.7% for the December 2021 quarter, compared to 43.5% for the December 2020 quarter. Adjusted operating margin was 43.8% in the December 2021 quarter, compared to 43.5% in the December 2020 quarter.
Within non-operating income, investment gains are comprised of net investment gain (loss) of consolidated investment products and certain other net investment gain (loss). Investment gains were $1.5 million in the December 2021 quarter, compared to gains of $19.2 million in the December 2020 quarter. Artisan's portion of investment gains, which is reduced by income attributable to third party shareholders of consolidated investment products, was a gain of $0.4 million in the December 2021 quarter, compared to a gain of $8.1 million in the December 2020 quarter.
GAAP net income was $84.6 million, or $1.25 per basic and diluted share, in the December 2021 quarter, compared to GAAP net income of $73.1 million, or $1.15 per basic and diluted share, in the December 2020 quarter. Adjusted net income was $102.4 million, or $1.29 per adjusted share, in the December 2021 quarter, compared to adjusted net income of $83.7 million, or $1.06 per adjusted share, in the December 2020 quarter.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020
AUM increased to $174.8 billion at December 31, 2021, up 10.8% compared to $157.8 billion at December 31, 2020. Average AUM for the December 2021 one-year period was $171.8 billion, 38% higher than average AUM of $124.9 billion for the year ended December 31, 2020.
Revenues of $1.2 billion for the year ended December 31, 2021 increased $327.6 million, or 36%, from $899.6 million for the year ended December 31, 2020, primarily due to higher average AUM.
Operating expenses of $686.7 million for the year ended December 31, 2021 increased $145.4 million, or 27%, from $541.3 million for the year ended December 31, 2020, primarily as a result of higher incentive compensation and third-party distribution expense related to increased revenues, increases in compensation and benefits as a result of increased headcount, higher long-term incentive compensation costs as a result of the grant in January 2021 and higher technology and professional fee expense as a result of firm strategic initiatives.
GAAP operating margin was 44.0% for the year ended December 31, 2021, compared to 39.8% for the year ended December 31, 2020. Adjusted operating margin was 44.1% for the year ended December 31, 2021, compared to 39.8% for the year ended December 31, 2020.
Within non-operating income, investment gains are comprised of net investment gain (loss) of consolidated investment products and certain other net investment gain (loss). Investment gains were $21.5 million for the year ended December 31, 2021, compared to gains of $26.5 million for the year ended December 31, 2020. Artisan's portion of investment gains, which is reduced by income attributable to third party shareholders of consolidated investment products, was a gain $9.3 million for the year ended December 31, 2021, compared to a gain of $10.3 million for the year ended December 31, 2020.
GAAP net income was $336.5 million, or $5.10 per basic share and $5.09 per diluted share, for the year ended December 31, 2021, compared to GAAP net income of $212.6 million, or $3.40 per basic and diluted share, for the year ended December 31, 2020. Adjusted net income was $399.9 million, or $5.03 per adjusted share for the year ended December 31, 2021, compared to adjusted net income of $262.7 million, or $3.33 per adjusted share, for the year ended December 31, 2020.

Capital Management & Balance Sheet
Cash and cash equivalents were $189.2 million at December 31, 2021, compared to $155.0 million at December 31, 2020. The Company paid a variable quarterly dividend of $1.07 per share of Class A common stock during the December 2021 quarter. The Company had total borrowings of $200.0 million at December 31, 2021, and December 31, 2020.
On December 7, 2021, Artisan Partners Holdings LP agreed to issue $90 million of Series F Senior Notes in a private placement transaction on August 16, 2022, subject to the satisfaction of certain customary closing conditions. The proceeds will be used to pay off the $90 million of Series C Senior Notes maturing on August 16, 2022. The Series F Notes will bear interest at a rate of 3.10% per annum and will mature on August 16, 2032. The financial covenants contained in the note purchase agreement are the same as the covenants contained in the Company’s existing note purchase agreements.
During the December 2021 quarter, limited partners of Artisan Partners Holdings exchanged 1,488,551 common units for 1,488,551 Class A common shares. The exchanges increased the Company’s public float of Class A common stock by 1,488,551 shares, or 2.3%.
Total stockholders’ equity was $296.0 million at December 31, 2021, compared to $191.0 million at December 31, 2020. The Company had 66.7 million Class A common shares outstanding at December 31, 2021. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.3X at December 31, 2021.

Long-Term Incentive Awards
On January 25, 2022, the Company's board of directors approved a grant of long-term incentive awards with a grant date fair value of approximately $87 million, consisting of $38 million of restricted share-based awards and $49 million of long-term cash awards, which we refer to as franchise capital awards. The grant will be effective March 1, 2022.

Beginning with the January 2021 long term incentive award grant, franchise capital awards have been made to investment team members in lieu of additional restricted share-based awards. Grants of restricted share-based awards have been and will continue to be used as an effective way to align the interests of our key employees, including investment professionals to the interests of our shareholders. We designed the franchise capital awards as an added feature to our long-term incentive program to improve the alignment between investment professionals and clients, and to provide investment professionals with greater control over their long-term economic outcome. The franchise capital awards are subject to the same long-term vesting and forfeiture provisions as restricted share-based awards. Prior to vesting, though, franchise capital awards will generally be invested in one or more of the investment strategies managed by the award recipient’s investment team.
Over the long-term, we believe the economic impact of the reduced cash available for dividends will be off-set by a corresponding reduction in dilution, as we expect to grant fewer restricted share-based awards in lieu of franchise capital awards. More importantly, as our firm has grown and diversified across investment teams and asset classes, we believe the franchise capital awards will enhance our investment-centered culture and contribute to better, more sustainable results for our clients, investment talent, and shareholders.

Dividend
The Company’s board of directors declared a variable quarterly dividend of $1.03 per share of Class A common stock with respect to the December 2021 quarter and a special dividend of $0.72 per share. The variable quarterly dividend represents approximately 80% of the cash generated in the December 2021 quarter. The combined amount, $1.75 per share of Class A common stock, will be paid on February 28, 2022 to shareholders of record as of the close of business on February 14, 2022. Based on our projections and subject to change, we expect some portion of dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
*********

Conference Call
The Company will host a conference call on February 2, 2022 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10162727. A replay of the call will be available until February 9, 2022 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10162727. An audio recording will also be available on the Company’s website.

Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation, the long-term impact of the COVID-19 pandemic, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and accounts to which Artisan Partners provides investment services. Artisan Partners’ AUM as reported here includes assets for which Artisan Partners does not have investment discretion, including certain assets for which we earn only investment-related service fees. Non-discretionary assets are reported on a one-month lag. Artisan’s definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan’s fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference, in basis points, between an Artisan strategy’s average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which are an estimate of the amount in dollars by which Artisan’s investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy’s beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the benchmark for the ensuing year and (ii) summing all strategies’ Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns or client cash flows. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. Prior to the June 2021 quarter, the Credit Opportunities strategy, which is benchmark agnostic, used the ICE BofA U.S. High Yield Master II Total Return Index. Since that time, the Credit Opportunities strategy has used the ICE BofA US Dollar LIBOR 3-month Constant Maturity Index, which is the market index used by Company’s management to evaluate the performance of the strategy.
Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-

ICE BofA U.S. High Yield Master II Total Return Index; Credit Opportunities Strategy-ICE BofA US Dollar LIBOR 3-month Constant Maturity Index; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy-S&P 500® Index; Artisan International Small Cap Value-MSCI All Country World Ex USA Small Cap Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan composite or a market index and the aggregated results are hypothetical.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.
Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$196.9	$199.1	$157.0	$761.4	$537.2
Separate accounts and other	116.0	117.1	100.6	452.5	347.7
Performance fees	2.1	0.4	3.5	13.3	14.7
Total revenues	315.0	316.6	261.1	1,227.2	899.6

Operating expenses
Compensation and benefits	143.3	142.2	120.2	563.0	435.8
Distribution, servicing and marketing	8.0	8.2	7.2	31.7	24.3
Occupancy	5.6	5.6	5.2	21.9	21.9
Communication and technology	11.8	10.8	9.6	42.9	38.2
General and administrative	8.5	6.7	5.4	27.2	21.1
Total operating expenses	177.2	173.5	147.6	686.7	541.3
Operating income	137.8	143.1	113.5	540.5	358.3
Interest expense	(2.7)	(2.7)	(2.7)	(10.8)	(10.8)
Net gain (loss) on the tax receivable agreements	—	0.4	(4.9)	0.4	(4.7)
Net investment gain (loss) of consolidated investment products	1.7	2.7	18.4	19.7	26.2
Other net investment gain (loss)	(0.2)	(2.1)	0.8	1.8	0.3
Total non-operating income (expense)	(1.2)	(1.7)	11.6	11.1	11.0
Income before income taxes	136.6	141.4	125.1	551.6	369.3
Provision for income taxes	29.0	28.0	16.6	107.1	60.8
Net income before noncontrolling interests	107.6	113.4	108.5	444.5	308.5
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	22.8	24.8	25.3	96.9	81.1
Less: Net income attributable to noncontrolling interests - consolidated investment products	0.2	2.2	10.1	11.1	14.8
Net income attributable to Artisan Partners Asset Management Inc.	$84.6	$86.4	$73.1	$336.5	$212.6

Basic earnings per share - Class A common shares	$1.25	$1.30	$1.15	$5.10	$3.40
Diluted earnings per share - Class A common shares	$1.25	$1.30	$1.15	$5.09	$3.40

Average shares outstanding
Class A common shares	60.9	60.0	57.0	59.9	55.6
Unvested restricted share-based awards	5.4	5.4	5.4	5.4	5.4
Total average shares outstanding	66.3	65.4	62.4	65.3	61.0

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$84.6	$86.4	$73.1	$336.5	$212.6
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	22.8	24.8	25.3	96.9	81.1
Add back: Provision for income taxes	29.0	28.0	16.6	107.1	60.8
Add back: Compensation expense related to market valuation changes in compensation plans	—	0.1	—	0.3	—
Add back: Net (gain) loss on the tax receivable agreements	—	(0.4)	4.9	(0.4)	4.7
Add back: Net investment (gain) loss of investment products attributable to APAM	(0.4)	1.6	(8.1)	(9.3)	(10.3)
Less: Adjusted provision for income taxes	33.6	34.7	28.1	131.2	86.2
Adjusted net income (Non-GAAP)	$102.4	$105.8	$83.7	$399.9	$262.7

Average shares outstanding
Class A common shares	60.9	60.0	57.0	59.9	55.6

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.5	5.4	5.4	5.4	5.4
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	13.2	14.2	16.6	14.2	17.9
Adjusted shares	79.6	79.6	79.0	79.5	78.9

Basic earnings per share (GAAP)	$1.25	$1.30	$1.15	$5.10	$3.40
Diluted earnings per share (GAAP)	$1.25	$1.30	$1.15	$5.09	$3.40
Adjusted net income per adjusted share (Non-GAAP)	$1.29	$1.33	$1.06	$5.03	$3.33

Operating income (GAAP)	$137.8	$143.1	$113.5	$540.5	$358.3
Add back: Compensation expense related to market valuation changes in compensation plans	—	0.1	—	0.3	—
Adjusted operating income (Non-GAAP)	$137.8	$143.2	$113.5	$540.8	$358.3

Operating margin (GAAP)	43.7%	45.2%	43.5%	44.0%	39.8%
Adjusted operating margin (Non-GAAP)	43.8%	45.2%	43.5%	44.1%	39.8%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$84.6	$86.4	$73.1	$336.5	$212.6
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	22.8	24.8	25.3	96.9	81.1
Add back: Compensation expense related to market valuation changes in compensation plans	—	0.1	—	0.3	—
Add back: Net (gain) loss on the tax receivable agreements	—	(0.4)	4.9	(0.4)	4.7
Add back: Net investment (gain) loss of investment products attributable to APAM	(0.4)	1.6	(8.1)	(9.3)	(10.3)
Add back: Interest expense	2.7	2.7	2.7	10.8	10.8
Add back: Provision for income taxes	29.0	28.0	16.6	107.1	60.8
Add back: Depreciation and amortization	1.9	1.8	1.6	7.0	6.6
Adjusted EBITDA (Non-GAAP)	$140.6	$145.0	$116.1	$548.9	$366.3

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense related to market valuation changes in compensation plans, (3) net investment gain (loss) of investment products, and (4) the remeasurement of deferred taxes. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense related to market valuation changes in compensation plans, (3) net investment gain (loss) of investment products, and (4) the remeasurement of deferred taxes. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented. The year-to-date impact of the change in the 2020 adjusted effective tax rate during the December 2020 quarter from 24.5% to 24.7% is reflected in adjusted net income for the three months ended December 31, 2020 (which results in an adjusted effective tax rate of 25.1% for that quarter).
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated investment products and nonconsolidated investment products, including investments held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3

Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	December 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$189.2	$155.0
Accounts receivable	115.9	99.9
Investment securities	47.9	3.7
Deferred tax assets	497.9	482.1
Assets of consolidated investment products	212.3	277.8
Operating lease assets	88.6	79.3
Other	56.2	54.2
Total assets	$1,208.0	$1,152.0

Liabilities and equity
Accounts payable, accrued expenses, and other	$36.6	$37.6
Borrowings	199.4	199.3
Operating lease liabilities	100.3	92.7
Amounts payable under tax receivable agreements	425.4	412.5
Liabilities of consolidated investment products	39.3	125.1
Total liabilities	801.0	867.2

Redeemable noncontrolling interests	111.0	93.8
Total stockholders’ equity	296.0	191.0
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,208.0	$1,152.0

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020

Beginning assets under management	$173,623	$175,214	$134,288	(0.9)%	29.3%
Gross client cash inflows	7,911	6,942	9,098	14.0%	(13.0)%
Gross client cash outflows	(8,696)	(6,931)	(7,037)	(25.5)%	(23.6)%
Net client cash flows[1]	(785)	11	2,061	(7,236.4)%	(138.1)%
Artisan Funds’ distributions not reinvested[2]	(2,181)	(39)	(594)	(5,492.3)%	(267.2)%
Investment returns and other	4,097	(1,563)	22,021	362.1%	(81.4)%
Ending assets under management	$174,754	$173,623	$157,776	0.7%	10.8%
Average assets under management	$175,872	$177,557	$144,989	(0.9)%	21.3%

	For the Years Ended			% Change from
	December 31,	December 31,		December 31,
	2021	2020		2020

Beginning assets under management	$157,776	$121,016		30.4%
Gross client cash inflows	33,725	36,338		(7.2)%
Gross client cash outflows	(32,047)	(29,184)		(9.8)%
Net client cash flows[1]	1,678	7,154		(76.5)%
Artisan Funds’ distributions not reinvested[2]	(2,295)	(690)		(232.6)%
Investment returns and other	17,595	30,296		(41.9)%
Ending assets under management	$174,754	$157,776		10.8%
Average assets under management	$171,767	$124,901		37.5%

1 Net client cash flows excludes Artisan Funds’ income and capital gain distributions that were not reinvested.
2 Artisan Funds’ distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including in the Artisan High Income Fund.

Exhibit 5

Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Investment Team										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and other[1]	Total
December 31, 2021
Beginning assets under management	$53,180	$33,817	$7,779	$29,975	$25,773	$982	$8,258	$9,333	$4,526	$173,623	$85,392	$88,231	$173,623
Gross client cash inflows	2,094	759	150	2,131	942	132	515	688	500	7,911	5,397	2,514	7,911
Gross client cash outflows	(3,348)	(1,524)	(271)	(919)	(871)	(21)	(561)	(1,033)	(148)	(8,696)	(5,513)	(3,183)	(8,696)
Net client cash flows[2]	(1,254)	(765)	(121)	1,212	71	111	(46)	(345)	352	(785)	(116)	(669)	(785)
Artisan Funds’ distributions not reinvested[3]	(302)	(545)	(47)	(701)	(46)	—	(103)	(286)	(151)	(2,181)	(2,181)	—	(2,181)
Investment returns and other	810	491	442	1,330	946	80	48	(600)	550	4,097	1,367	2,730	4,097
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(99)	99	—
Ending assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$174,754	$84,363	$90,391	$174,754
Average assets under management	$53,742	$33,508	$7,979	$30,838	$26,545	$1,070	$8,191	$9,100	$4,899	$175,872	$85,945	$89,927	$175,872

September 30, 2021
Beginning assets under management	$53,517	$34,166	$7,929	$29,720	$26,515	$998	$7,785	$10,314	$4,270	$175,214	$85,687	$89,527	$175,214
Gross client cash inflows	1,125	955	68	1,943	885	86	819	733	328	6,942	5,293	1,649	6,942
Gross client cash outflows	(2,631)	(1,143)	(150)	(874)	(816)	(7)	(383)	(770)	(157)	(6,931)	(4,089)	(2,842)	(6,931)
Net client cash flows[2]	(1,506)	(188)	(82)	1,069	69	79	436	(37)	171	11	1,204	(1,193)	11
Artisan Funds’ distributions not reinvested[3]	—	—	—	—	—	—	(39)	—	—	(39)	(39)	—	(39)
Investment returns and other	1,169	(161)	(68)	(814)	(811)	(95)	76	(944)	85	(1,563)	(1,236)	(327)	(1,563)
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(224)	224	—
Ending assets under management	$53,180	$33,817	$7,779	$29,975	$25,773	$982	$8,258	$9,333	$4,526	$173,623	$85,392	$88,231	$173,623
Average assets under management	$54,948	$34,706	$7,944	$30,320	$26,200	$1,010	$8,041	9,732	4,656	$177,557	$86,819	$90,738	$177,557

December 31, 2020
Beginning assets under management	$46,370	$28,201	$6,177	$19,957	$18,184	$537	$5,033	$6,886	$2,943	$134,288	$62,577	$71,711	$134,288
Gross client cash inflows	2,646	1,807	46	1,139	944	29	1,111	1,081	295	9,098	6,148	2,950	9,098
Gross client cash outflows	(2,901)	(1,077)	(339)	(1,286)	(699)	(11)	(186)	(390)	(148)	(7,037)	(3,787)	(3,250)	(7,037)
Net client cash flows[2]	(255)	730	(293)	(147)	245	18	925	691	147	2,061	2,361	(300)	2,061
Artisan Funds’ distributions not reinvested[3]	(222)	(115)	(12)	(46)	—	—	(34)	(142)	(23)	(594)	(594)	—	(594)
Investment returns and other	6,792	3,240	1,277	4,359	3,988	124	414	1,418	409	22,021	10,596	11,425	22,021
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(195)	195	—
Ending assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	$157,776	$74,745	$83,031	$157,776
Average assets under management	$49,197	$29,836	$6,715	$21,913	$20,245	$600	$5,533	$7,720	$3,230	$144,989	$68,215	$76,774	$144,989

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of December 31, 2021, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $98 million.
2 Net client cash flows excludes Artisan Funds' income and capital gain distributions that were not reinvested.
3 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including the Artisan High Income Fund which is included within the Credit Investment Team.
4 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Years Ended	By Investment Team										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and other [1]	Total
December 31, 2021
Beginning assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	$157,776	$74,746	$83,030	$157,776
Gross client cash inflows	7,418	4,384	407	8,121	4,723	499	3,158	3,499	1,516	33,725	23,957	9,768	33,725
Gross client cash outflows	(12,528)	(5,313)	(1,189)	(4,057)	(3,809)	(54)	(1,582)	(3,035)	(480)	(32,047)	(18,628)	(13,419)	(32,047)
Net client cash flows[2]	(5,110)	(929)	(782)	4,064	914	445	1,576	464	1,036	1,678	5,329	(3,651)	1,678
Artisan Funds’ distributions not reinvested[3]	(302)	(545)	(47)	(701)	(46)	—	(217)	(286)	(151)	(2,295)	(2,295)	—	(2,295)
Investment returns and other	5,161	2,416	1,733	4,330	3,459	49	460	(929)	916	17,595	6,984	10,611	17,595
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(401)	401	—
Ending assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$174,754	$84,363	$90,391	$174,754
Average assets under management	$53,375	$33,679	$7,835	$28,998	$25,463	$924	$7,576	$9,541	$4,376	$171,767	$83,533	$88,234	$171,767

December 31, 2020
Beginning assets under management	$34,793	$27,860	$7,402	$22,000	$19,707	$234	$3,850	$3,374	$1,796	$121,016	$57,288	$63,728	$121,016
Gross client cash inflows	9,532	6,479	786	6,165	4,681	349	3,438	3,527	1,381	36,338	22,510	13,828	36,338
Gross client cash outflows	(8,616)	(5,885)	(1,687)	(6,101)	(3,535)	(25)	(1,415)	(1,487)	(433)	(29,184)	(18,110)	(11,074)	(29,184)
Net client cash flows[2]	916	594	(901)	64	1,146	324	2,023	2,040	948	7,154	4,400	2,754	7,154
Artisan Funds’ distributions not reinvested[3]	(222)	(115)	(12)	(46)	—	—	(130)	(142)	(23)	(690)	(690)	—	(690)
Investment returns and other	17,198	3,717	660	2,105	1,564	121	595	3,581	755	30,296	14,259	16,037	30,296
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(511)	511	—
Ending assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	$157,776	$74,746	$83,030	$157,776
Average assets under management	$40,806	$26,991	$6,266	$20,045	$17,780	$476	$4,493	$5,465	$2,579	$124,901	$58,629	$66,272	$124,901

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of December 31, 2021, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $98 million.
2 Net client cash flows excludes Artisan Funds' income and capital gain distributions that were not reinvested.
3 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including the Artisan High Income Fund which is included within the Credit Investment Team.
4 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of December 31, 2021
(unaudited)

	Composite Inception	Strategy AUM	Average Annual Total Returns (Gross)					Average Annual Value-Added[3] Since Inception (bps)
Investment Team and Strategy	Date	(in $MM)[2]	1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$27,578	15.17%	30.66%	22.22%	18.32%	13.27%	625
MSCI All Country World Index			18.54%	20.36%	14.39%	11.84%	7.02%
Global Discovery Strategy	9/1/2017	$2,371	14.01%	34.48%	---	---	23.86%	1,080
MSCI All Country World Index			18.54%	20.36%	---	---	13.06%
U.S. Mid-Cap Growth Strategy	4/1/1997	$16,919	11.68%	35.59%	24.22%	18.62%	16.58%	586
Russell® Midcap Index			22.58%	23.26%	15.09%	14.89%	11.13%
Russell® Midcap Growth Index			12.73%	27.43%	19.82%	16.61%	10.72%
U.S. Small-Cap Growth Strategy	4/1/1995	$5,566	(7.77)%	28.69%	23.16%	18.21%	12.18%	351
Russell® 2000 Index			14.82%	20.00%	12.01%	13.22%	9.83%
Russell® 2000 Growth Index			2.83%	21.14%	14.52%	14.12%	8.67%
Global Equity Team
Global Equity Strategy	4/1/2010	$2,837	6.56%	22.55%	19.20%	15.89%	14.07%	397
MSCI All Country World Index			18.54%	20.36%	14.39%	11.84%	10.10%
Non-U.S. Growth Strategy	1/1/1996	$20,507	10.07%	16.03%	13.31%	10.37%	10.29%	504
MSCI EAFE Index			11.26%	13.53%	9.54%	8.02%	5.25%
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$9,417	5.17%	25.33%	---	---	25.33%	1,062
MSCI ACWI ex USA Small Mid Cap Index			10.16%	14.71%	---	---	14.71%
China Post-Venture Strategy	4/1/2021	$237	---	---	---	---	(9.06)%	539
MSCI China SMID Cap Index			---	---	---	---	(14.45)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$4,054	24.43%	21.90%	12.83%	12.88%	9.67%	124
Russell® 1000 Index			26.45%	26.18%	18.41%	16.53%	11.07%
Russell® 1000 Value Index			25.16%	17.62%	11.16%	12.96%	8.43%
U.S. Mid-Cap Value Strategy	4/1/1999	$3,999	27.76%	19.43%	11.12%	11.78%	12.98%	270
Russell® Midcap Index			22.58%	23.26%	15.09%	14.89%	10.43%
Russell® Midcap Value Index			28.34%	19.60%	11.21%	13.43%	10.28%
International Value Team
International Value Strategy	7/1/2002	$31,792	18.10%	17.64%	11.73%	11.79%	12.10%	551
MSCI EAFE Index			11.26%	13.53%	9.54%	8.02%	6.59%
International Small Cap Value Strategy	10/1/2020	$24	20.65%	---	---	---	40.85%	944
MSCI ACWI ex USA Small Cap Index			12.93%	---	---	---	31.41%
Global Value Team
Global Value Strategy	7/1/2007	$26,324	16.94%	16.46%	11.40%	12.37%	9.17%	257
MSCI All Country World Index			18.54%	20.36%	14.39%	11.84%	6.60%
Select Equity Strategy	3/1/2020	$420	16.87%	---	---	---	21.61%	(1,019)
S&P 500 Market Index			28.71%	---	---	---	31.80%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$1,173	(0.27)%	14.40%	12.64%	7.72%	6.78%	106
MSCI Emerging Markets Index			(2.54)%	10.93%	9.87%	5.48%	5.72%
Credit Team
High Income Strategy	4/1/2014	$8,018	7.16%	11.03%	8.35%	---	7.93%	257
ICE BofA U.S. High Yield Master II Total Return Index			5.36%	8.56%	6.09%	---	5.36%
Credit Opportunities Strategy	7/1/2017	$120	18.44%	18.84%	---	---	14.44%	1,299
ICE BofA US Dollar LIBOR 3-month Constant Maturity Index			0.17%	1.28%	---	---	1.45%
Floating Rate Strategy[4]	1/1/2022	$19	---	---	---	---	---	—
Credit Suisse Leveraged Loan Total Return Index			---	---	---	---	---
Developing World Team
Developing World Strategy	7/1/2015	$8,102	(8.71)%	33.88%	22.94%	---	17.16%	1,105
MSCI Emerging Markets Index			(2.54)%	10.93%	9.87%	---	6.11%
Antero Peak Group
Antero Peak Strategy	5/1/2017	$4,028	25.17%	29.95%	---	---	28.08%	996
S&P 500 Index			28.71%	26.04%	---	---	18.12%
Antero Peak Hedge Strategy	11/1/2017	$1,249	19.56%	21.97%	---	---	20.18%	214
S&P 500 Index			28.71%	26.04%	---	---	18.04%

Total Assets Under Management		$174,754

_______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 10% of our assets under management at December 31, 2021, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $98 million.
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized. The High Income strategy holds loans and other security types that are not included in its benchmark, which, at times, causes material differences in relative performance. The Credit Opportunities strategy is benchmark agnostic and has been compared to the 3-month LIBOR for reference purposes only. The Antero Peak and Antero Peak Hedge strategies' investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.
4 The Floating Rate strategy composite performance began on January 1, 2022. As a result, there is no performance track record as of December 31, 2021.